                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant / x /

Filed by a party other than the Registrant /  /

Check the appropriate box:

/   /  Preliminary Proxy Statement

/   /  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))

/ x /  Definitive Proxy Statement

/  /   Definitive Additional Materials

/  /   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12



                                 GENENTECH, INC.
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             (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ x / No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
      and 0-11

      (1)  Title of each class of securities to which transaction applies:

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      (2)  Aggregate number of securities to which transaction applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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/   / Fee paid previously with preliminary materials.

/   / Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:

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      (2)  Form, Schedule or Registration Statement No.:

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      (3)  Filing Party:

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      (4)  Date Filed:

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
                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
LOGO                                      TO BE HELD ON
                                         APRIL 10, 1997

To the Stockholders of Genentech, Inc.:

    The Annual Meeting of the Stockholders (the "Annual Meeting") of Genentech, Inc., a Delaware corporation ("Genentech"), will be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California, on Thursday, April 10, 1997, commencing at 10:00 a.m., local time, for the following purposes:

        (1) To elect two directors to the 2000 Class of the Board of Directors of Genentech for a term of three years.

        (2) To approve an amendment to Genentech's 1991 Employee Stock Plan.

        (3) To ratify the selection by the Board of Directors of Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1997.

        (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    The Board of Directors has fixed the close of business on February 20, 1997 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available at Genentech's headquarters, 460 Point San Bruno Boulevard, South San Francisco, California 94080, for ten days before the meeting.

    All stockholders are cordially invited to attend the meeting. To ensure your representation at the meeting, however, you are urged to complete, date, sign and return the enclosed Proxy as promptly as possible. A postage-prepaid envelope is enclosed for that purpose. Any stockholder attending the meeting may vote in person even if that stockholder has returned a Proxy.

                                          By Order of the Board of Directors

                                          JOHN P. McLAUGHLIN

                                          SECRETARY

South San Francisco, California

March 10, 1997

                                GENENTECH, INC.
                         460 POINT SAN BRUNO BOULEVARD
                         SOUTH SAN FRANCISCO, CA 94080

                            ------------------------

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 10, 1997

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited by the Board of Directors of Genentech, Inc. ("Genentech" or the "Company") for use at the Annual Meeting of Stockholders to be held on Thursday, April 10, 1997 (the "Annual Meeting"), or at any adjournment or postponement of the Annual Meeting, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of Callable Putable Common Stock of Genentech, par value $0.02 per share ("Special Common Stock"), held in their names. The cost of solicitation of Proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by Genentech. In addition, Genentech will reimburse brokerage firms and other persons representing beneficial owners of Special Common Stock for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of Proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of Genentech. No additional compensation will be paid to directors, officers or other regular employees for such services. This Proxy Statement and accompanying Proxy will be mailed on or about March 10, 1997 to all stockholders entitled to vote at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    Stockholders of record at the close of business on February 20, 1997 ("Record Date") will be entitled to notice of and to vote at the Annual Meeting. On February 20, 1997, Genentech had outstanding 45,486,989 shares of Special Common Stock and 76,621,009 shares of Common Stock, par value $0.02 per share ("Common Stock"). Each holder of record of shares of Special Common Stock or Common Stock on the Record Date is entitled to one vote per share on each matter to be considered at the Annual Meeting. An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required for approval of all matters being submitted to the stockholders for their consideration. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are each included in the number of shares present and voting. However, abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved or not.

    Any stockholder giving a Proxy has the power to revoke it any time before it is exercised. The Proxy may be revoked by filing with the Secretary of Genentech, at the principal executive office of Genentech, 460 Point San Bruno Boulevard, South San Francisco, California 94080, a notice of revocation or a duly executed Proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and voting in person.

MERGER WITH ROCHE HOLDINGS, INC.

    On October 25, 1995 (the "Effective Date"), a wholly owned subsidiary ("Merger Subsidiary") of Roche Holdings, Inc., a Delaware corporation ("Roche"), was merged with and into Genentech (the

"Merger") pursuant to the Agreement and Plan of Merger, dated as of May 23, 1995, as amended and restated, among Genentech, Roche and Merger Subsidiary (the "Merger Agreement"). Roche is a wholly owned subsidiary of Roche Finance Ltd, a Swiss corporation, which is a wholly owned subsidiary of Roche Holding Ltd, a Swiss corporation ("Roche Holding"). On the Effective Date, (i) each outstanding share of Common Stock, par value $.02 per share, of Genentech (other than shares of Common Stock held by Roche and its affiliates) was converted into one share of Special Common Stock, (ii) each outstanding share of Common Stock held by Roche and its affiliates was cancelled, and (iii) the outstanding common stock of Merger Subsidiary was converted into shares of Common Stock representing the same number of shares of Common Stock held by Roche and its affiliates immediately prior to the Merger. Immediately following the Merger, Roche and its affiliates owned 76,621,009 shares of Common Stock.

    On the Effective Date, Genentech's Certificate of Incorporation was amended to provide that in accordance with the terms of the Amended Governance Agreement (as defined below) Roche could cause Genentech to redeem the Special Common Stock at predetermined prices. During the quarter beginning January 1, 1997, the option price is $69.25 per share, and it increases by $1.25 for the quarter beginning April 1, 1997, thereafter it increases by $1.50 per share each quarter, to $82.50 per share for the final quarter which ends the redemption period on June 30, 1999 (the "Call Rights"). In accordance with Genentech's Certificate of Incorporation, for 30 business days following the expiration of the redemption period or during the 60 business days following certain insolvency events involving Genentech (the "Put Period"), the stockholders will have the right to cause the purchase of some or all of their shares of Special Common Stock at $60.00 per share (the "Put Rights"). Genentech's obligation to redeem these shares is contingent upon the contribution by Roche of the necessary redemption funds.

    On the Effective Date, Genentech and Roche entered into the Amended and Restated Governance Agreement (the "Amended Governance Agreement") which contains terms relating to the corporate governance of the Company after the Merger and the acquisition and disposition of securities of the Company by Roche and its affiliates. The Amended Governance Agreement provides that following the Put Period, the Board shall include two Roche designees, two officers of the Company and the remainder shall be "independent directors" (defined as individuals who are neither an officer of Genentech nor an employee, director, principal stockholder or partner of Roche, its affiliates or any entity (other than the Company and its subsidiaries) that was dependent on Roche or its affiliates for more than 10% of its revenues or earnings in the most recent fiscal year). Roche may also designate a number of such independent directors equal to its voting interest of Genentech capital stock times the total number of such independent directors. Prior to the end of the Put Period, Roche may not designate more than two representatives to the Board (currently Drs. Drews and Humer) unless it acquires 100% ownership of Genentech. The Amended Governance Agreement required the establishment of a Nominations Committee with exclusive authority to nominate individuals to serve on the Board. The Nominations Committee must have at least one director designated by Roche, a director who is an officer of the Company and one independent director, and all nominations for members of the Board who are not then serving as directors must be unanimous, except for representatives designated by Roche pursuant to the terms of the Amended Governance Agreement. Roche also agreed to provide the funds necessary to satisfy the financial obligations regarding the Call Rights or the Put Rights, as applicable. Roche Holding unconditionally guaranteed Roche's payment obligations for the Put Rights under the terms of the Guaranty Agreement dated as of the Effective Date between Genentech and Roche Holding.

    The Amended Governance Agreement specifies that the approval of the directors of the Company designated by Roche under the Amended Governance Agreement is required for the acquisition, sale, lease, license or transfer of all or a substantial portion of the business or assets of the Company and certain issuances and redemptions of capital stock of the Company. In addition, the Amended Governance Agreement provides that the Company will not, except as provided in the License Agreement (as defined below), enter into any material licensing or marketing agreement for any products, processes, inventions or developments made by the Company or its subsidiaries unless the Company has first negotiated in good faith with Roche for not less than three nor more than six months with a view towards reaching a mutually beneficial licensing or marketing agreement.

    On the Effective Date, Genentech and F. Hoffmann-La Roche Ltd, a Swiss corporation ("HLR") entered into an Agreement (the "License Agreement") granting HLR an option for ten years for licenses to use and sell certain of Genentech's products in non-U.S. markets. In general, the option for a Genentech product must be exercised at, or prior to with Genentech's consent, the conclusion of phase II clinical trials for that product. In general, for each product for which HLR exercises its option, Genentech and HLR will share equally all development expenses, including preclinical, clinical, process development and related expenses, incurred by Genentech, through the date of the option exercise and prospectively, with respect to the United States development of that product. HLR will pay all non-U.S. development expenses. Genentech will supply HLR's clinical supply of products at cost and its commercial requirements at cost plus 20%. In general, HLR will pay a royalty of 12.5% until a product reaches $100 million in aggregate sales outside of the U.S., when the royalty rate increases to 15%. As part of the License Agreement, HLR has exclusive rights to, and pays Genentech 20% royalties on, Canadian sales of Genentech's existing products and European sales of Pulmozyme.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of December 31, 1996, unless otherwise noted, certain information regarding all stockholders known by Genentech to be the beneficial owners of more than five percent of any class of Genentech's voting securities:

                                NAME AND ADDRESS                                    NUMBER                               PERCENT
                              OF BENEFICIAL OWNER                                  OF SHARES              CLASS          OF CLASS
                             ---------------------                                -----------      --------------------  --------
Roche Holdings, Inc. ...........................................................   76,621,009      Common Stock             100%
15 East North St.                                                                   4,000,000(1)   Special Common Stock     8.9%
Dover, DE 19901

FMR Corp. ......................................................................    8,864,700(2)   Special Common Stock    19.8%
82 Devonshire Street
Boston, MA 02109

------------------------

(1) During the period from January 1, 1997 through February 12, 1997, Roche purchased an aggregate of 2,426,200 additional shares of Special Common Stock, thereby increasing Roche's holdings of Special Common Stock to 6,426,200 shares, or 14.2% of the class, on February 12, 1997.

    Prior to July 1, 1999, Roche has the right under the Amended Governance Agreement to cause Genentech to redeem all outstanding shares of Special Common Stock if certain conditions are met. If the Special Common Stock has not been so redeemed, then for thirty (30) business days beginning July 1, 1999 (or for sixty (60) business days beginning on the occurrence of certain insolvency events involving Genentech), stockholders shall have the right to require the purchase of some or all of their Special Common Stock at a price of $60.00 per share.

(2) Includes 8,363,000 shares, or 18.7% of the class, beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as an investment advisor to various investment companies. The ownership of one investment company, Fidelity Growth & Income Fund, amounted to 2,272,300 shares or 5.1% of the class.

STOCKHOLDER PROPOSALS

    Proposals of stockholders of Genentech that are intended to be presented by such stockholders at Genentech's 1998 Annual Meeting must be received by the Secretary of Genentech no later than November 10, 1997 in order that they may be included in the Proxy Statement and form of Proxy relating to that meeting. Stockholders are also advised to review the Company's Bylaws for additional requirements regarding stockholder proposals.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

    Genentech has three classes of directors serving staggered three-year terms. The 2000 class consists of two directors, the 1999 class consists of three directors, and the 1998 class consists of five directors. The 2000 class directors are to be elected at the Annual Meeting for three-year terms expiring on the date of the Annual Meeting in 2000 or until each such director's successor shall have been duly elected or appointed. It is intended that the shares represented by the enclosed Proxy will be voted for the election of Dr. Boyer and Ms. Levinson, each of whom is currently a member of the Board of Directors of Genentech, as the 2000 class directors, unless the Proxy is marked in such a manner as to withhold authority to vote for either of them. Under the terms of the Amended Governance Agreement, Roche agreed that in connection with the election of directors it would vote any of its shares of Common Stock and Special Common Stock in proportion to the votes cast by the other holders of Special Common Stock; provided, however, Roche may cast all of its votes for any director nominee of Roche designated under the Amended Governance Agreement. Drs. Drews and Humer were previously elected or appointed to the Board of Directors as Roche's nominees. The directors are elected by a plurality of the votes of the Common Stock and Special Common Stock, voting together as a single class, present in person or represented by proxy and entitled to vote at the Annual Meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE

    In the event either of such nominees becomes unable or unwilling to serve, the shares represented by the enclosed Proxy will be voted for the election of the other named nominee and such other person as the Board of Directors may select. The Board of Directors has no reason to believe that any such nominee will be unable to serve.

    The following table sets forth the name and age (as of the date of the Annual Meeting) of the directors, the class to which each has been nominated for election or elected, their principal occupations at present, the positions and offices held by each with Genentech in addition to the position as a director, and the period during which each has served as a director of Genentech.

                                                                                                            SERVED AS
                                                                                                            DIRECTOR
NAME                                               AGE          PRINCIPAL OCCUPATION--POSITION HELD           SINCE
----------------------------------------------  ---------  ----------------------------------------------  -----------
2000 CLASS
Herbert W. Boyer..............................     60      Director of Genentech                                 1976
Linda Fayne Levinson..........................     55      President of Fayne Levinson Associates, Inc.          1992

1999 CLASS
J. Richard Munro..............................     66      Chairman of the Board of Genentech and Member         1988
                                                             of the Board of Directors of Time Warner,
                                                             Inc.
C. Thomas Smith, Jr...........................     59      President and Chief Executive Officer of VHA,         1986
                                                             Inc.
David S. Tappan, Jr...........................     74      Director of Genentech                                 1981

                                                                                                            SERVED AS
                                                                                                            DIRECTOR
NAME                                               AGE          PRINCIPAL OCCUPATION--POSITION HELD           SINCE
----------------------------------------------  ---------  ----------------------------------------------  -----------
1998 CLASS
Jurgen Drews..................................     63      President, International Research and                 1990
                                                             Development of the Roche Group
Franz B. Humer................................     50      Director and Head of the Pharmaceuticals              1995
                                                             Division, Roche Holding Ltd.
Arthur D. Levinson............................     47      President and Chief Executive Officer of              1995
                                                             Genentech
Donald L. Murfin..............................     53      General Partner of Chemicals and Materials            1980
                                                             Enterprise Associates, L.P.
John T. Potts, Jr.............................     65      Director of Research and Physician-in-Chief           1982
                                                             Emeritus at Massachusetts General Hospital

2000 CLASS

    Dr. Boyer, a founder of Genentech, has been a director of Genentech since 1976 and is a consultant to Genentech. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech's development. In 1993, Dr. Boyer received the 1993 Helmut Horten Research Award. He also received the National Medal of Science from President Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. Dr. Boyer also serves on the Board of Directors of Allergan, Inc.

    Ms. Levinson has served as the President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. Ms. Levinson also serves as a member of the Board of Egghead, Inc., Jacobs Engineering Group, Inc., NCR Corporation and Administaff. Ms. Levinson was an executive at Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines, from 1989 until 1993. Ms. Levinson was a Senior Vice President at American Express Travel Related Services Co., Inc., from 1984 until 1987. In 1982, Ms. Levinson served as Executive Vice President, Marketing, Hotel Group at John B. Coleman & Co. Ms. Levinson was at McKinsey & Co., a worldwide general management consulting firm, from 1972 through 1981, where she was made the first woman partner in 1979.

1999 CLASS

    Mr. Munro was appointed Chairman of the Board of Genentech, effective January 1, 1997. He is also a member of the Board of Directors of Time Warner Inc., a media and entertainment company. Mr. Munro was Chairman of Time, Inc., a predecessor of Time Warner Inc., from 1986 to 1989 and its Chief Executive Officer from 1980 to 1989. Mr. Munro is also a director of Mobil Corporation, Kellogg Company, and K Mart Corporation. Mr. Munro is a member of the National Coalition of AIDS Research (Washington, D.C.) and the Counsel on Foreign Relations, Chairman of the Points of Light Foundation, a director of the United Negro College Fund, and a trustee of Hamilton College, St. Lawrence University, Teacher's College, Columbia University and the Salisbury School.

    Mr. Smith has been President and Chief Executive Officer of VHA, Inc., an alliance of 1,400 healthcare organizations in 47 states, since 1991. Mr. Smith served as President of Yale-New Haven

Hospital, a nonprofit teaching hospital affiliated with Yale University Medical School, from 1977 to 1991. Mr. Smith was the 1991 Chairman of the Board of Trustees of the American Hospital Association, and serves on the Boards of VHA, the Jackson Hole Group, the Healthcare Leadership Council and the Memorial Healthcare System in Houston.

    Mr. Tappan served as Chairman of the Board of Fluor Corporation ("Fluor"), an international engineering, construction and technical services company, from 1984 through 1990, at which time he retired. Mr. Tappan was Chief Executive Officer of Fluor from 1984 to 1990. Mr. Tappan is also a director of Advanced Tissue Sciences, Inc. He is a member of the Board of Trustees of the University of Southern California and The Scripps Research Institute Board of Trustees.

1998 CLASS

    Dr. Drews has been President, International Research and Development, and a member of the Executive Committee, of the Roche Group, an international health care concern, since 1991. Dr. Drews served as Chairman of the Research Board and a member of the Executive Committee of F. Hoffmann-La Roche Ltd from 1986 to 1991, and served as the Director of Pharmaceutical Research at F. Hoffmann-La Roche Ltd from 1985 to 1986. These Roche entities are affiliated with Genentech. Dr. Drews served as Head of Pharmaceutical Research and Development for Sandoz Ltd from 1982 to 1985, and as Head of the Sandoz Research Institute from 1979 to 1982. Pursuant to the Amended Governance Agreement, Dr. Drews is a designee of Roche.

    Dr. Humer joined Roche Holding Ltd ("Roche Holding") in the spring of 1995 as the Head of its Pharmaceuticals Division. He is also a member of Roche Holding's Board of Directors and Corporate Executive Committee. Prior to joining Roche Holding, Dr. Humer was an Executive Director and Chief Operating Officer of Glaxo Holdings, a United Kingdom public limited company. Dr. Humer also serves as a director of Cadbury Schweppes p.l.c. Pursuant to the Amended Governance Agreement, Dr. Humer is a designee of Roche.

    Dr. Levinson was elected President and Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company's Cell Genetics Department. Dr. Levinson was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990 and Senior Vice President in January 1993. Dr. Levinson was formerly on the editorial boards of "Molecular Biology and Medicine" and "Molecular and Cellular Biology," and is active in the American Society of Microbiology, the New York Academy of Sciences, the American Association for the Advancement of Science, and the American Society for Biochemistry and Molecular Biology. From 1977 to 1980, Dr. Levinson was a Postdoctoral Fellow in the Department of Microbiology at the University of California, San Francisco. In 1977, Dr. Levinson received his Ph.D. in Biochemistry from Princeton University.

    Mr. Murfin is General Partner of Chemicals and Materials Enterprise Associates, L.P., a venture capital firm focusing on businesses based on specialty chemicals and materials. Mr. Murfin was Managing Partner of Trident Venture Partners from 1988 to 1989. Mr. Murfin served from 1979 to 1988 as President of Lubrizol Enterprises, Inc., a venture development subsidiary of The Lubrizol Corporation, a manufacturer of chemical additives for lubricants and fuels and specialty chemicals for industrial applications, of which he was Vice President from 1985 to 1988. Mr. Murfin served as Chairman of the Board of Genex Corporation from 1990 to 1991. Mr. Murfin is also a director of Diatide, Inc., a Trustee of the Edison BioTechnology Center and serves on the boards of directors of a number of private technology based businesses.

    Dr. Potts is the Director of Research and Physician-in-Chief Emeritus at Massachusetts General Hospital ("MGH") and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School. From 1981 to 1996, he was Physician-in-Chief at MGH and Jackson Professor of Clinical Medicine at Harvard Medical School. Dr. Potts also serves as a consultant to Genentech. Dr. Potts' accomplishments have been recognized with a series of honors over the years, including the prestigious Fred Conrad Koch Award of the Endocrine Society, the Prize Andre Lichwitz, and the American Society of Bone and Mineral Research's highest honor, the William F. Neumann Award. He holds many active and honorary memberships in scientific and professional organizations, including the Institute of Medicine, the American Academy of Arts and Sciences, and the Association of Professors of Medicine. Dr. Potts also serves on the Board of Directors of Somatix Therapy Corporation.

COMMITTEES AND MEETINGS

    During 1996, the standing committees of the Board of Directors included an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee, and a Nominations Committee. During 1996, the Board of Directors held five meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings, the Corporate Governance Committee held four meetings, the Executive Committee held no meetings, and the Nominations Committee held three meetings. Each Board member attended at least 75% of the aggregate meetings of the Board and the committees of which he or she is a member. The Amended Governance Agreement provides that each committee of the Board (other than certain special committees) will at all times include at least one director designated by Roche. The director designated by Roche to serve on any committee will be entitled to designate as his or her alternate another director designated by Roche.

    In 1996, the Audit Committee was comprised of Dr. Drews and Murfin, and Messrs. Smith and Tappan until Dr. Drews' resignation from the Audit Committee in April 1996. Dr. Humer was appointed in April 1996 to fill the vacancy left by Dr. Drews. None of the members of the Audit Committee is an employee of Genentech. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The Audit Committee, with and without Company management present, meets with the Company's independent auditors and general auditor to review and discuss various matters including Genentech's financial statements, the report of the independent auditors and accompanying management letter on the scope and results of their work, and their recommendations concerning Genentech's financial practices and procedures.

    In 1996, the Compensation Committee was comprised of Ms. Levinson, Dr. Humer, and Messrs. Munro and Swanson, none of whom is an employee of Genentech. The Compensation Committee administers Genentech's stock option plans, stock purchase plan, relocation loan plan, emergency loan program, employee incentive compensation plan, supplemental retirement plan and 401(k) plan, and approves salaries, bonuses and other compensation arrangements for Genentech's officers, as well as loans or loan guarantees for Genentech's officers and employees.

    In 1996, the Corporate Governance Committee was comprised of Ms. Levinson, Dr. Drews, and Messrs. Munro, Potts, Smith and Tappan. The Corporate Governance Committee reviews the Company's investor relations, government relations, legal and regulatory relations and marketing and public relations programs.

    In 1996, the Executive Committee was comprised of Mr. Swanson and Drs. Boyer, Humer and Levinson. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board in the management of the business and affairs of Genentech, except those powers that by law cannot be delegated by the Board of Directors.

    In 1996, the Nominations Committee was comprised of Ms. Levinson, Drs. Drews and Levinson, and Messrs. Potts and Swanson. The purpose of the Nominations Committee is to identify, review and recommend potential nominees to the Board of Directors of Genentech, and to recommend executive officers of the Company for election by the Board of Directors. The Nominations Committee will consider nominees to the Board of Directors recommended by Genentech stockholders. To be considered, stockholders wishing to nominate a person to the Board of Directors should send a letter to the Secretary of Genentech which complies with the notification requirements of Genentech's Bylaws. Stockholders of

Genentech are also entitled to nominate candidates for director at the Annual Meeting if they have complied with the advance notice procedures contained in the Company's Bylaws.

    Effective December 31, 1996, Mr. Swanson resigned from the Board and all committees of the Board of which he was a member.

               PROPOSAL 2--AMENDMENT OF 1991 EMPLOYEE STOCK PLAN

    In December 1990, the Board of Directors adopted the 1991 Employee Stock Plan under which 1,500,000 shares of the Company's Common Stock were initially reserved for issuance; in April 1991, Genentech's stockholders approved the 1991 Plan. The 1991 Employee Stock Plan, as amended through the date hereof, shall hereinafter be referred to as the "1991 Plan." Genentech believes that the 1991 Plan is an important part of providing incentives and retaining employees. In December 1992, the Board of Directors approved amendments to the 1991 Plan to
(i) increase the number of shares of Common Stock available for issuance under the 1991 Plan by an additional 1,400,000 shares to a total of 2,900,000 shares and (ii) increase the maximum number of shares of Common Stock that may be purchased by all participating employees under the 1991 Plan during any calendar quarter in which Genentech pays a regular annual bonus from 180,000 shares to 200,000 shares. In May 1993, Genentech's stockholders approved such amendments. In February 1995, the Board of Directors approved an amendment to the 1991 Plan to increase the number of shares of Common Stock available for issuance under the 1991 Plan by an additional 900,000 shares to a total of 3,800,000 shares. In April 1995, Genentech's stockholders approved such amendment. In December 1996, the Board of Directors approved an amendment to the 1991 Plan to increase the number of shares of Special Common Stock available for issuance under the 1991 Plan by an additional 700,000 shares to a total of 4,500,000 (the "1997 Amendment"). The Board of Directors has adopted the 1997 Amendment to ensure that Genentech has shares available under the 1991 Plan to provide continued incentives to its employees through the opportunity to purchase Special Common Stock of Genentech on a quarterly basis. The Board recommends the 1997 Amendment to the Company's stockholders for adoption.

    The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for the approval of this proposal, provided that a quorum is present.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                             IN FAVOR OF PROPOSAL 2

    The material terms of the 1991 Employee Stock Plan are outlined below.

GENERAL DESCRIPTION OF THE 1991 PLAN

    The 1991 Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code") as an employee stock purchase plan. On February 20, 1997, the closing price of Special Common Stock was $55.125 per share. Rights granted under the 1991 Plan run for a maximum of 27 months.

    All full-time employees of Genentech are eligible to participate in the 1991 Plan, except for any employee who owns five percent or more of the total combined voting power of all classes of stock of Genentech on the date of grant of a right to purchase shares under the 1991 Plan ("Right"). As of February 20, 1997, there are approximately 3,100 employees of Genentech eligible to participate in the 1991 Plan. Participation by officers in the 1991 Plan is on the same basis as that of any other employee. No employee may be granted a Right which permits such employee to purchase shares under the 1991 Plan at a rate which exceeds $25,000 of fair market value of such shares (determined on the date of grant of the Right) for each calendar year in which such Right is outstanding. Rights are not assignable or transferable by a participating employee.

    Under the 1991 Plan, no Right granted to any participating employee may cover more than 12,000 shares and the maximum number of shares that may be purchased by all participating employees in any calendar quarter is 180,000 shares, provided that in any calendar quarter in which Genentech pays a regular annual bonus, the maximum is 200,000 shares. Prior to the 1997 Amendment, the total number of shares reserved for issuance under the 1991 Plan was 3,800,000 shares. Under the 1997 Amendment, an aggregate total of 4,500,000 shares of Special Common Stock would be reserved for issuance under the 1991 Plan.

    The Compensation Committee of the Board of Directors fixes grant dates from time to time on which the Company will grant Rights to purchase shares of Special Common Stock under the 1991 Plan at prices not less than 85% of the lesser of (i) the fair market value of the shares on the date of grant or (ii) the fair market value of the shares on the date of purchase.

    Subject to the limits discussed above, the Compensation Committee establishes the duration of the Rights grant and the terms for participation under the 1991 Plan. Rights granted under the 1991 Plan are exercisable on such specific dates and by such method of payment (regular payroll deductions, lump sum cash payment or both) as determined by the Compensation Committee.

    During fiscal year 1996, the Named Executive Officers purchased the following number of shares under the 1991 Plan at the prices shown: Dr. Levinson--514 shares at $41.33 per share; Mr. Young--514 shares at $41.33 per share; Mr. McLaughlin--0 shares; Mr. Lavigne--114 shares at $41.33 per share; and Dr. Henner--514 shares at $41.33 per share; all executive officers as a group (28 persons)--11,116 shares at $41.33 per share; and all employees (excluding executive officers) as a group--409,589 shares at $41.12 to $45.16 per share.

FEDERAL TAX CONSEQUENCES OF THE 1991 PLAN

    The following is intended only as a general summary of the federal income tax consequences in connection with participation in the 1991 Plan. All tax matters discussed in this Proxy Statement should be verified with a tax consultant. No taxable income is recognized by a participant either at the time a Right is granted under the 1991 Plan or at the time the shares are purchased. Instead, tax consequences are generally deferred until a participant disposes of the shares (e.g., by sale or gift). The federal income tax consequences of a sale of shares purchased under the 1991 Plan depend on the length of time the shares are held after the relevant date of grant and date of exercise, as described below.

    If shares purchased under the 1991 Plan are held for more than one year after the date of purchase and more than two years from the date of grant, the participant generally will have taxable ordinary income on a sale or gift of the shares to the extent of the lesser of: (i) 15% of the fair market value of the stock at the date of grant; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale or gift exceeds the purchase price). All additional gain upon the sale of stock is treated as long-term capital gain. If the shares are sold for less than the purchase price, there is no ordinary income, and the participant has a long-term capital loss for the difference between the purchase price and the sale price.

    If the stock is sold or gifted within either one year after the date of purchase or two years after the date of grant (a "disqualifying disposition"), the participant generally has taxable ordinary income at the time of the sale or gift to the extent that the fair market value of the stock at the date of purchase was greater than the purchase price. This amount will be taxable in the year of sale or disposition even if no gain is realized on the sale. A capital gain would be realized for shares disposed of to the extent sales proceeds exceed the fair market value of those shares on the date of purchase. A capital loss would be realized to the extent the sales price of the shares disposed of is less than the fair market value of such shares on the date of purchase. The capital gain or loss would be long-term if the stock was held for more than one year. Special tax consequences may follow from dispositions other than a sale or gift.

    Ordinary income recognized by a participant upon a disqualifying disposition constitutes taxable compensation which will be reported to the IRS, but does not constitute "wages" subject to withholding by Genentech. The Internal Revenue Service is studying this position and other related issues, and may require withholding in the future. Genentech receives a deduction for federal income tax purposes only to the extent that a participant realizes ordinary income on a disqualifying disposition.

AMENDMENT OF THE 1991 PLAN

    The Board may amend, modify or terminate the 1991 Plan at any time without notice, provided that no such amendment, modification or termination may adversely affect any existing Rights of any participating employee, except for variations to conform with local laws in the case of foreign branches or designated U.S. subsidiaries of the Company. In addition, subject to certain appropriate adjustments to give effect to relevant changes in Genentech's capital stock, no amendments to the 1991 Plan can be made without stockholder approval if such amendment would increase the total number of shares offered under the 1991 Plan or would render Rights "unqualified" for special tax treatment under the Code.

AMENDED PLAN BENEFITS

    The Company cannot now determine the number of shares of Special Common Stock that will be purchased in the future under the 1991 Plan by all current executive officers as a group or by all employees (excluding current executive officers) as a group. The following table sets forth information with respect to the number of shares of Special Common Stock purchased during 1996 under the 1991 Plan:

                                                                       1991 EMPLOYEE STOCK PLAN
                                                                       -------------------------
                                                                          DOLLAR       NUMBER
NAME AND POSITION                                                        VALUE(1)     OF SHARES
---------------------------------------------------------------------  ------------  -----------
Arthur D. Levinson ..................................................  $      6,048         514
President and Chief Executive Officer

William D. Young ....................................................  $      6,019         514
Executive Vice President

John P. McLaughlin ..................................................  $          0           0
Executive Vice President and Secretary

Louis J. Lavigne ....................................................  $      1,323         114
Senior Vice President and Chief Financial Officer

Dennis Henner .......................................................  $      5,975         514
Vice President, Research

Executive Group......................................................  $    130,700      11,116

Non-Executive Officer................................................  $  4,728,424     409,589
Employee Group

------------------------

(1) Under the 1991 Plan, eligible employees of the Company may purchase shares at prices equal to 85% of the lesser of (i) the fair market value of the shares on the date of grant or (ii) the fair market value of the shares on the date of purchase. Non-employee members of the Company's Board of Directors are not eligible to participate in the 1991 Plan. The Dollar Value represents the fair market value per share of Special Common Stock on the date of purchase less the actual purchase price per share paid multiplied by the number of shares purchased by each person or group on each of the four purchase dates in 1996 under the 1991 Plan.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the beneficial ownership of shares of Special Common Stock and of the equity securities of Roche Holding Ltd. as of December 31, 1996, unless otherwise noted, of (i) each director of Genentech, (ii) Genentech's Chief Executive Officer, (iii) each of Genentech's four other most highly compensated executive officers (the "Named Executive Officers"), and (iv) all directors and executive officers of Genentech as a group:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                                                                 EQUITY SECURITIES
                                                                                    GENENTECH SPECIAL                   OF
                                                                                      COMMON STOCK              ROCHE HOLDING LTD.
                                                                                -------------------------       -------------------
                                                                                               PERCENT OF                PERCENT OF
NAME OF BENEFICIAL OWNER                                                         SHARES          CLASS          SHARES     CLASS
------------------------------------------------------------------------------  ---------      ----------       ------   ----------
Herbert W. Boyer..............................................................    599,570(1)      1.34%            0          0
Jurgen Drews(2)...............................................................     35,200(3)      *   (4)          0          0
Dennis Henner.................................................................     95,108(5)      *                0          0
Franz B. Humer(2).............................................................      5,000(6)      *               50       **  (7)
Louis J. Lavigne, Jr..........................................................    171,089(8)      *                0          0
Arthur D. Levinson............................................................    332,509(9)      *                0          0
Linda Fayne Levinson..........................................................     20,200(10)     *                0          0
John P. McLaughlin............................................................    243,544(11)     *                0          0
J. Richard Munro..............................................................     45,000(12)     *                0          0
Donald L. Murfin..............................................................     43,250(13)     *                0          0
John T. Potts, Jr.............................................................     50,667(14)     *                0          0
C. Thomas Smith, Jr...........................................................      7,000(15)     *                0          0
David S. Tappan, Jr...........................................................     47,000(16)     *                0          0
William D. Young..............................................................    226,388(17)     *                0          0
All Directors and Executive Officers as a Group (37 persons)..................  3,091,308(18)      6.6            50       **

------------------------

 (1) Includes stock options outstanding on December 31, 1996 to purchase 35,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

 (2) Following the Merger, Roche, 15 East North St., Dover, Delaware 19901, owned 76,621,009 shares of Genentech's Common Stock, representing 100% of the class and, in addition, as of December 31, 1996, owned 4,000,000 shares of Special Common Stock, representing approximately 8.9% of the class. Pursuant to the Amended Governance Agreement, Roche has appointed Drs. Drews and Humer as its representatives on the Board of Directors of Genentech.

 (3) Includes stock options outstanding on December 31, 1996 to purchase 35,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

 (4) Asterisk (*) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding shares of Special Common Stock.

 (5) Includes stock options outstanding on December 31, 1996 to purchase 93,815 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

 (6) Includes stock options outstanding on December 31, 1996 to purchase 5,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

 (7) A double asterisk (**) indicates that the amount beneficially owned is less than one percent (1%) of the outstanding equity securities of Roche Holding Ltd.

 (8) Includes stock options outstanding on December 31, 1996 to purchase 155,032 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

 (9) Includes stock options outstanding on December 31, 1996 to purchase 326,356 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(10) Includes stock options outstanding on December 31, 1996 to purchase 20,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(11) Includes stock options outstanding on December 31, 1996 to purchase 243,544 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(12) Includes stock options outstanding on December 31, 1996 to purchase 43,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(13) Includes stock options outstanding on December 31, 1996 to purchase 43,250 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(14) Includes stock options outstanding on December 31, 1996 to purchase 46,334 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(15) Includes stock options outstanding on December 31, 1996 to purchase 5,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(16) Includes stock options outstanding on December 31, 1996 to purchase 47,000 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(17) Includes stock options outstanding on December 31, 1996 to purchase 158,391 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

(18) Includes all shares of Special Common Stock reflected in footnotes 1, 3, 5, 6 and 8 through 17 above and also includes outstanding stock options held by 23 other executive officers on December 31, 1996 to purchase 1,090,722 shares of Special Common Stock which are currently exercisable or will be exercisable by March 1, 1997.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    In April 1996, Ted W. Love and Susan Desmond-Hellmann, each an executive officer of Genentech, filed a late Form 3 reporting beneficial ownership of Special Common Stock. In May 1996, David Beier, an executive officer of Genentech, filed a late Form 4 with respect to two transactions. In February 1997, Eric Patzer, a former executive officer of Genentech, filed a Form 5 reporting twelve delinquent Form 4 transactions.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    In 1996, each of the directors of Genentech, except Dr. Levinson and Mr. Swanson, were paid an annual retainer of $30,000. In addition, directors receive a total of $1,500 for the Board and committee meetings at which the director was present in person and a total of $500 for the Board and committee meetings at which the director was present by telephone. Dr. Levinson was not paid for his services as a director. All directors were reimbursed for expenses incurred in connection with their service on the Board. Drs. Boyer and Potts also serve as consultants to Genentech and receive compensation for their services. In 1996, Drs. Boyer and Potts received $24,000 and $46,000, respectively, in consideration for their consulting services. During 1996, no directors exercised options granted under any of the Company's option plans.

    In March 1992, Genentech and Mr. Swanson entered into an agreement (the "1992 Agreement") which provided that Mr. Swanson serve as Chairman of the Board of Directors and a member of the Compensation, Executive and Nominations Committees through December 31, 1996, set his duties and fixed his annual compensation at $600,000 per year through December 31, 1996, subject to cost-of-living adjustments ($652,996 in fiscal year 1996), provided for deferred compensation equal to 4% of his annual compensation per year through December 31, 1996, provided for life insurance on behalf of Mr. Swanson and medical and dental benefits on behalf of Mr. Swanson and his dependents until the year 2012 (which totalled approximately $13,681 in taxable compensation to Mr. Swanson in fiscal year 1996), continued the vesting and exercisability of his stock options, and provided him with secretarial and office support until 1997. With Mr. Swanson's retirement from the Board, the 1992 Agreement terminated December 31, 1996, except for the provisions which continue the life insurance and medical and dental benefits until the year 2012.

    In 1992, the Company established a Directors' Charitable Award Program (the "Award Program") to acknowledge the service of directors to the Company and enhance indirectly the ability of the Company to attract and retain directors of the highest caliber. All members of the Board on or after May 1, 1992 are eligible for the Award Program, subject to vesting requirements. The Award Program is funded by life insurance policies purchased by the Company which provide for a $1 million death benefit on participating directors. Upon the death of a participating director, the Company may donate $200,000 per year for five years to up to four educational institutions or non-profit organizations recommended by the director, provided that any such institution or organization is approved by the Company in the year of the donation. Individual directors derive no financial benefit from the Award Program since all available insurance proceeds and tax deductions accrue solely to the Company.

    Under the Automatic Grant Program (the "1996 Grant Program") of the Company's 1996 Stock Option/Stock Incentive Plan (the "1996 Plan"), each individual who was a non-employee member of the Board on April 30, 1996, was automatically granted a non-statutory option to purchase 20,000 shares of Special Common Stock, and each non-employee member of the Board who is first appointed or elected to the position after April 30, 1996, will automatically be granted, on the date of such member's election to the Board, a non-statutory option for the same number of shares of Special Common Stock. In addition, each employee director who is first elected a member of the Board and who subsequently becomes a non-employee director after April 30, 1996 shall automatically be granted, on the date of such individual's change from employee to non-employee director, a non-statutory option to purchase 20,000 shares of Special Common Stock. Each option granted under the 1996 Grant Program vests in increments of 5,000 shares on each of the first, second, third and fourth anniversaries of the grant date and remains exercisable until the expiration or earlier termination of the option term. Such options have a term of ten years from the grant date. All options granted under the 1996 Grant Program have an exercise price equal to 100% of the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant as reported in the Wall Street Journal.

                       COMPENSATION OF EXECUTIVE OFFICERS
                            SUMMARY OF COMPENSATION

    The following table shows for the fiscal years ending December 31, 1996, 1995, and 1994, certain compensation paid by Genentech to the Named Executive Officers, including salary, bonuses, stock options, and certain other compensation:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARDS
                                                      ANNUAL COMPENSATION                  -------------
                                      ---------------------------------------------------   SECURITIES
                                                                              OTHER         UNDERLYING
                                                                              ANNUAL        OPTIONS(3)      ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY(1)     BONUS     COMPENSATION(2)        (#)       COMPENSATION
------------------------------------  ---------  ----------  ----------  ----------------  -------------  -------------
Arthur D. Levinson..................       1996  $  525,000  $  275,000         --             200,000     $    31,000(4)
President and                              1995  $  425,000  $  250,000         --                   0     $    23,600(4)
Chief Executive Officer                    1994  $  350,000  $  165,000         --             150,000     $    19,000(4)

William D. Young....................       1996  $  390,000  $  190,000         --             125,000     $    23,000(4)
Executive Vice President                   1995  $  350,500  $  185,000         --                   0     $    20,620(4)
                                           1994  $  326,000  $  165,000         --             125,000     $    18,040(4)

John P. McLaughlin..................       1996  $  350,000  $  175,000         --             125,000     $    21,000(4)
Executive Vice President                   1995  $  315,000  $  175,000         --                   0     $    18,800(4)
and Secretary                              1994  $  315,000  $  155,000         --             125,000     $    17,400(4)

Louis J. Lavigne, Jr................       1996  $  320,000  $  160,000         --              90,000     $    19,000(4)
Senior Vice President                      1995  $  307,000  $  155,000         --                   0     $    18,480(4)
and Chief Financial Officer                1994  $  307,000  $  155,000         --             100,000     $    17,080(4)

Dennis Henner.......................       1996  $  233,959  $  120,000         --              75,000     $    12,958(4)
Vice President, Research                   1995  $  182,000  $   90,000         --                   0     $     3,880(4)
                                           1994  $  180,500  $   65,000         --              45,000     $     3,220(4)

------------------------

(1) Includes amounts earned but deferred at the election of the executive, such as salary deferrals under Genentech's Tax Reduction Investment Plan (the "401(k) Plan") established under Section 401(k) of the Code.

(2) As permitted by rules promulgated by the Securities and Exchange Commission ("SEC"), no amounts are shown with respect to certain "perquisites" (such as imputed interest on loans at below market value rates), where such amounts do not exceed the lesser of (i) 10% of the sum of the amounts of Salary and Bonus for the Named Executive Officer, or (ii) $50,000.

(3) Genentech has awarded no stock appreciation rights ("SARs").

(4) Consists of Genentech's matching payments under its 401(k) Plan for 1996, 1995, and 1994 and Genentech's matching payments under its Supplemental Plan for 1996, 1995 and 1994. Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1996, and under the Supplemental Plan, Dr. Levinson, Messrs. Young, McLaughlin and Lavigne and Dr. Henner received matching payments of $25,000, $17,000, $15,000, $13,000 and $6,958, respectively, for 1996. Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1995, and under the Supplemental Plan, Dr. Levinson, Messrs. Young, McLaughlin and Lavigne and Dr. Henner received matching payments of $17,600, $14,620, $12,800, $12,480, $3,880, respectively, for 1995. Each of the Named Executive Officers received $6,000 in matching payments under the 401(k) Plan for 1994, and under the Supplemental Plan Dr. Levinson, Messrs. Young, McLaughlin and Lavigne and Dr. Henner received matching payments of $13,000, $12,040, $11,400, $11,080, $3,220, respectively, for 1994.

                       STOCK OPTION GRANTS AND EXERCISES

    Genentech has options outstanding under its 1984 Incentive Stock Option Plan, its 1984 Non-Qualified Stock Option Plan, its 1990 Stock Option/Stock Incentive Plan, its 1994 Stock Option Plan and its 1996 Stock Option/Stock Incentive Plan (the "1996 Plan").

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                      POTENTIAL REALIZABLE
                                                       INDIVIDUAL GRANTS                            VALUE AT ASSUMED ANNUAL
                             ---------------------------------------------------------------------    RATES OF STOCK PRICE
                                 NUMBER OF        PERCENT OF TOTAL                                  APPRECIATION FOR OPTION
                                 SECURITIES        OPTIONS GRANTED      EXERCISE OR                         TERM (5)
                             UNDERLYING OPTIONS    TO EMPLOYEES IN         BASE        EXPIRATION   ------------------------
NAME                           GRANTED(#)(1)       FISCAL YEAR(2)     PRICE ($/SH)(3)    DATE(4)     10% ($)       5% ($)
---------------------------  ------------------  -------------------  ---------------  -----------  ----------  ------------
Arthur D. Levinson.........         200,000                 3.1%         $   54.25       2/06/2006   6,823,507    17,292,106
William D. Young...........         125,000                 2.0%         $   54.25       2/06/2006   4,264,692    10,807,566
John P. McLaughlin.........         125,000                 2.0%         $   54.25       2/06/2006   4,264,692    10,807,566
Louis J. Lavigne, Jr.......          90,000                 1.4%         $   54.25       2/06/2006   3,070,578     7,781,448
Dennis Henner..............          75,000                 1.1%         $   54.25       2/06/2006   2,558,815     6,484,540

------------------------

(1) The options were granted pursuant to the 1996 Plan and are non-statutory options. The options become vested and exercisable as follows: no vesting during 1996; 20% of the total option shares vest in the year ending December 31, 1997 in equal monthly increments beginning January 31, 1997; 20% of the total option shares in the year ending January 31, 1998 in equal monthly increments; 20% of the total option shares in the year ending January 31, 1999 in equal monthly increments; and 40% of the total option shares in the year ending January 31, 2000 in equal monthly increments. In addition, the options fully vest upon the event of a corporate transaction, as defined in the 1996 Plan, unless the acquiring company assumes the options, substitutes similar options or replaces the options with a comparable cash incentive program. The options also fully vest upon a change of control, as defined in the 1996 Plan.

(2) Based on a total of 6,561,545 options granted to the employees of the Company, including the Named Executive Officers, under all of the Company's stock option plans in 1996.

(3) The exercise price per share of options granted represented the fair market value of the underlying shares of Special Common Stock as based on the closing selling price per share of the Company's Special Common Stock on the trading day prior to the date of grant.

(4) The options granted have a term of ten years subject to earlier termination upon the occurrence of certain events related to termination of employment.

(5) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that option is exercised and sold on the last day of the term for the appreciated stock price.

    The following table shows for the fiscal year ended December 31, 1996, certain information regarding options exercised by, and held at year end by, the Named Executive Officers:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES(1)

                                                                                      UNEXERCISABLE
                                                                        -----------------------------------------
                                                                            NUMBER OF             VALUE OF
                                                                           SECURITIES           UNEXERCISED
                                                                           UNDERLYING           IN-THE-MONEY
                                                                           UNEXERCISED           OPTIONS AT
                                                                           OPTIONS AT            FY-END(3)
                                         SHARES ACQUIRED     VALUE          FY-END(#)           EXERCISABLE/
NAME                                     ON EXERCISE(#)   REALIZED(2)     EXERCISABLE/         UNEXERCISABLE
---------------------------------------  ---------------  ------------  -----------------  ----------------------
Arthur D. Levinson.....................             0                0    315,940/335,000  $   8,336,966/$472,500
William D. Young.......................        41,714     $  1,628,396    151,100/237,500  $   3,926,800/$393,750
John P. McLaughlin.....................             0                0    236,253/237,500  $   6,673,239/$393,750
Louis J. Lavigne, Jr...................             0                0    149,532/180,000  $   3,993,931/$315,000
Dennis Henner..........................             0                0     90,190/115,500  $   2,498,595/$141,750

------------------------

(1) Genentech has awarded no SARs.

(2) Fair market value of Genentech's Special Common Stock on the date of exercise minus the exercise price.

(3) Fair market value of Genentech's Special Common Stock, $53.625, at the close of business on December 31, 1996, the last business day of 1996, minus the exercise price of the options.

LOANS AND OTHER COMPENSATION

    In 1993, Genentech lent $150,000 to Mr. Gregory Baird, Vice President, Corporate Communications, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.88%. In July 1996, Genentech amended the terms of this loan to forgive all amounts due thereunder according to the following schedule, provided that Mr. Baird is employed by Genentech on each of the forgiveness dates: on May 1, 1997, $50,000 will be forgiven and, thereafter, on May 1 of each of the following four years (1998-2001), an additional $25,000 will be forgiven. The largest amount outstanding under this loan during 1996 was $150,000, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Mr. Baird and amounted to $10,497.50 in 1996.

    In 1992, Genentech lent $85,000 to Mr. Ted W. Love, Vice President, Product Development, for the purchase of a home in connection with his relocation to the San Francisco Bay Area. The loan is imputed to bear interest at the rate of 6.10% and is repayable in full on the earlier of the fifth anniversary of the date of the loan or the date of termination of Mr. Love's employment with Genentech. The largest amount outstanding under this loan during 1996 was $85,000, and the entire principal balance of this loan is outstanding as of the date of this Proxy Statement. The imputed interest on this loan is compensatory to Mr. Love and amounted to $5,229 in 1996.

    In 1994, Genentech lent $250,000 to Ms. Kimberly Popovits, Vice President, Sales, for the purchase of a home in connection with her relocation to the San Francisco Bay Area, and in 1989, Genentech lent $30,000 to Ms. Popovits in connection with a separate relocation. The 1994 and 1989 loans are imputed to bear interest at the rate of 8.20%. $150,000 of the 1994 loan is repayable in full on the earlier of five years from the date the loan was made or the date of Ms. Popovits' termination of employment with Genentech for any reason other than those described below. $100,000 of the 1994 loan will be forgiven in five equal amounts on the anniversary dates of the loan if Ms. Popovits is employed by Genentech on such anniversary dates. If within three years of the date the 1994 loan was made, Ms. Popovits' employment with

Genentech is involuntarily terminated for any reason other than gross misconduct, or Ms. Popovits resigns due to a material diminishment of her position, any outstanding principal balance under the 1994 loan on such date shall be forgiven. The 1989 loan was due and payable in full on November 12, 1994; however, in January 1995, Genentech amended the terms of the 1989 loan to forgive all amounts due under this loan in three equal installments in 1995, 1996 and 1997. If Ms. Popovits' employment with Genentech is terminated prior to 1997, any amount outstanding under the 1989 loan will be forgiven at that time. The largest amount outstanding under these loans during 1996 was $250,000. $210,000 of the principal balance of the 1994 loan and $10,000 of the principal balance of the 1989 loan are outstanding as of the date of this Proxy Statement. The imputed interest on these loans is compensatory to Ms. Popovits and amounted to $20,715.25 in 1996.

    In 1996, Genentech lent $150,000 to Mr. R. Jerald Beers, former Vice President, Marketing, for the purchase of a home in connection with his relocation to the San Francisco Bay Area, and in 1989, Genentech lent $85,000 to Mr. Beers in connection with a separate relocation. The 1996 loan was imputed to bear interest at the rate of 5.65% and the 1989 loan was imputed to bear interest at the rate of 8.19%. In November 1995, Genentech agreed to forgive the remaining $28,333.33 balance of the 1989 loan, effective January 1996. In connection with the termination of Mr. Beers' employment in October 1996, Genentech agreed to forgive $23,958 of the 1996 loan on December 12, 1997, the date Mr. Beers' severance ends. The remaining balance of $126,042 is due and payable on February 1, 2001. The largest amount outstanding under these loans during 1996 was $181,152.40. $150,000 is outstanding as of the date of this Proxy Statement. The imputed interest on these loans was compensatory to Mr. Beers and amounted to $7,547 in 1996.

COMPENSATION COMMITTEE REPORT(1)

    The Compensation Committee of the Board of Directors (the "Committee") is currently composed of three non-employee directors. The fourth member, Mr. Swanson, resigned from the Committee, effective December 31, 1996. The Committee is responsible for setting and administering the policies which govern annual executive salaries, bonuses (if any) and stock ownership programs. The Committee annually evaluates the performance, and determines the compensation of the Chief Executive Officer ("CEO"), and the other executive officers of Genentech based upon a mix of the achievement of the corporate goals, individual performance and comparisons with other pharmaceutical and biotechnology companies. The CEO is not present during the discussion of his compensation.

    The policies of the Committee with respect to executive officers, including the CEO, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with some bias toward stock options to emphasize the link between executive incentives and the creation of shareholder value as measured by the equity markets. In general, the salaries and stock option awards of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead, the Committee determines the salaries for executive officers based upon a review of salary surveys of other pharmaceutical, biotechnology and San Francisco Bay Area companies performed for the Committee. To provide the Committee with more information for making compensation comparisons, Genentech surveys a broader group of pharmaceutical companies than those companies included in the Standard & Poors Drug Index shown on Genentech's Performance Measurement Comparison Graph. Based upon such surveys, the executive officers' salaries are set in the mid-range

------------------------

(1) The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

as compared to other pharmaceutical companies, while stock options are set in the mid to high-range compared to other pharmaceutical companies. In awarding stock options, the Committee considers individual performance, overall contribution to Genentech, officer retention, the number of unvested stock options and the total number of stock options to be awarded. After considering the criteria relating to awarding stock options, in 1996 the Committee awarded to all of the executive officers during 1996, including the Named Executive Officers, options to purchase an average of 73,600 shares of Genentech's Callable Putable Common Stock. In determining where a given officer's total compensation, including the CEO's, is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by earnings per share, product development progress, research prospects, and other critical success factors.

    Bonuses are provided to executive officers as part of Genentech's company-wide bonus plan. Payment of bonuses is expressly linked to the attainment of specified corporate goals which the Committee sets at each year's December meeting for the next year. Among other things, these goals determine whether a bonus will be paid to all employees and the amount of funding available for the bonus pool. For the bonus for services rendered in 1996, the corporate performance goals, in order of importance, related to: (i) accelerating and expanding product development by filing Investigational New Drug Applications, initiating or completing specified clinical trials investigating the use of new products and selecting new products for development; (ii) maximizing sales of marketed products by increasing sales of marketed products for currently approved indications and filing New Drug Applications or Product License Applications for new indications of marketed products; (iii) forming strategic alliances by in-licensing products and establishing relationships with other companies; and (iv) improving financial returns. In setting these goals, the Committee is cognizant of the long development cycle for human pharmaceuticals. The corporate performance goals for bonuses selected by the Committee seek to balance the desire for immediate earnings and the longer term goal of enhancing shareholder value by bringing to market many of the potential therapies in Genentech's research and development pipeline. In December 1996, the Committee reviewed the corporate performance goals for bonuses and determined that approximately 80% of corporate bonus targets were achieved. The Committee also made appropriate downward adjustments for the unachieved corporate goals. The Committee set a target bonus of approximately 52% of salary for the bonus for the current CEO based upon the achievement of the requisite corporate goals. The Committee set a range of 30% to 50% of salary for bonuses for all other executive officers. Within that range, the Committee set the bonus for each executive officer based on the Committee's subjective evaluation of the individual's performance and the recommendation of the CEO.

    The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for the CEO. The CEO's salary is determined based on comparisons with pharmaceutical and biotechnology companies as described above. In awarding stock options, the Committee considers the CEO's performance, overall contribution to Genentech, retention, the number of unvested stock options and the total number of options to be awarded. The CEO's bonus is dependent on Genentech achieving the performance goals outlined above and the Committee's subjective evaluation of the CEO's performance. As described above, in determining where the CEO's total compensation is set within the ranges and in light of the considerations described above, the Committee subjectively evaluates such factors as the individual's performance and the success of Genentech as measured by the factors outlined above. In 1996, the Committee awarded Genentech's CEO, Arthur D. Levinson, a base salary increase of 5.0% and an option to purchase 200,000 shares of Genentech's Callable Putable Common Stock. Compared to other companies surveyed by Genentech, the current CEO's salary, bonus and stock options are in the low to mid-range.

    Section 162(m) of the Code relating to the deductibility of compensation of Named Executive Officers in excess of $1,000,000 per year requires, among other things, oversight of stock option plans by a committee of "outside directors." Under proposed transition rules of the Internal Revenue Service,

Genentech believes it will maintain the deductibility of any compensation paid to Named Executive Officers in excess of $1,000,000 relating to options granted under Genentech's 1984 Non-Qualified Stock Option Plan, 1984 Incentive Stock Option Plan and 1990 Stock Option/Stock Incentive Plan, which were approved by shareholders before December 20, 1993 pursuant to Rule 16b-3(b) of the Exchange Act until the earlier of (i) the expiration or material modification of such plan, (ii) the issuance of all stock allocated under such plan, or (iii) the first meeting of shareholders subsequent to December 31, 1996 at which directors are elected (the "1997 Annual Meeting"). Genentech believes that compensation associated with the exercise of any options granted under such option plans prior to the 1997 Annual Meeting will comply with the $1,000,000 compensation exclusions, regardless of when such options are exercised. For all of Genentech's stock option plans approved by its shareholders subsequent to December 20, 1993, including the 1994 Stock Option Plan (the "1994 Plan") and the 1996 Stock Option/Stock Incentive Plan (the "1996 Plan"), Genentech intends to draft such plans, to the extent possible and pursuant to the proposed transition rules, to comply with the $1,000,000 compensation exclusions related to Section 162(m) of the Code. One of the proposed transition rules provides that stock option plans such as the 1994 Plan and the 1996 Plan do not need to comply with the outside director oversight requirement until the first meeting of shareholders on or subsequent to January 1, 1996 at which directors are elected (the "1996 Annual Meeting"). Genentech believes that compensation associated with the exercise of any options granted under the 1994 Plan and the 1996 Plan prior to the 1996 Annual Meeting will comply with the $1,000,000 compensation exclusions, regardless of when such options are exercised. However, compensation associated with the exercise of any options granted under the 1994 Plan and the 1996 Plan after the 1996 Annual Meeting and through December 31, 1996 will not comply with such exclusions because Mr. Swanson was a member of the Compensation Committee during such time and was not an "outside director" for the purposes of Section 162(m) of the Code. With Mr. Swanson's retirement from the Compensation Committee, effective December 31, 1996, the Compensation Committee is now comprised solely of "outside directors." Accordingly, the exercise of any options granted after December 31, 1996 will comply with the $1,000,000 compensation exclusions so long as such options are granted only out of the 1994 Plan and the 1996 Plan after the 1997 Annual Meeting.

    From the members of the Compensation Committee of Genentech:

                                          Franz B. Humer

                                          Linda Fayne Levinson

                                          J. Richard Munro

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1996 Genentech's Compensation Committee consisted of Dr. Humer, Messrs. Munro and Swanson, and Ms. Levinson. Mr. Swanson served as Chief Executive Officer of Genentech from 1976 to 1990 and has served as Genentech's Chairman of the Board since 1990. He resigned from the Board, effective December 31, 1996. Dr. Humer joined Roche Holding Ltd in 1995 as the head of its Pharmaceuticals Division. He is also a member of Roche Holding Ltd's board of directors and corporate executive committee. Pursuant to the terms of the Amended Governance Agreement, Dr. Humer is serving on Genentech's Compensation Committee as a designee of Roche. See "Certain Relationships and Related Transactions" below for a description of Genentech's relationship with Roche.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In January 1980, Genentech and Hoffmann-La Roche Inc. ("Hoffmann-La Roche") entered into an agreement regarding the development and commercialization of human leukocyte ("alpha") and fibroblast ("beta") interferons (the "1980 Roche Agreement"). Hoffmann-La Roche is a New Jersey corporation and a subsidiary of Roche, and as such is affiliated with Genentech. Pursuant to this agreement, as amended from time to time, Genentech granted Hoffmann-La Roche a sole and exclusive, worldwide license to use and sell (and, under certain circumstances, manufacture) alpha and beta interferons using organisms and knowhow developed by Genentech and under patent rights belonging to Genentech, for a period of 20 years. Pursuant to this agreement, Genentech is entitled to royalties on sales of interferons by Hoffmann-La Roche for 10 years after commercial introduction, unless the period of exclusivity is extended for an additional 5 year, royalty-bearing period. These royalties totaled $9.2 million in 1996.

    In January 1997, Genentech and Roche Laboratories, Inc., a New Jersey corporation, entered into an agreement under which Genentech has the exclusive right to market, promote and detail Roche's Roferon-Registered Trademark--A (Interferon alfa-2a, recombinant) in the United States for ten years for the treatment of several types of cancer. During the term of such agreement, Genentech will receive a commission on the net sales of Roferon-Registered Trademark--A for the treatment of cancer, and Genentech shall not receive any royalty (other than as part of the commission) under the 1980 Roche Agreement regarding such sales.

    In May 1991, Genentech entered into an agreement with Hoffmann-La Roche in settlement of all disputes, including all issues in litigation between the parties, relating to the Li patent on human growth hormone and methods for its preparation. Under the settlement agreement, Genentech received a non-exclusive license under the patent and will make payments and/or grant credits, against future royalties under the interferon license described above, to Hoffmann-La Roche totalling $4 million over a ten-year period. In addition, Hoffman-La Roche received a paid-up non-exclusive license under certain Genentech patents for specific product applications.

    In January 1992, Genentech entered into an agreement with HLR relating to the development and supply of a recombinant tumor necrosis factor ("TNF") receptor-fusion protein being evaluated for use in septic shock, rheumatoid arthritis and multiple sclerosis. Pursuant to this Agreement, Genentech is responsible for developing and scaling up a recombinant production process for TNF receptor-fusion protein and for supplying preclinical and clinical requirements of such material and, eventually, commercial requirements. HLR reimburses Genentech for certain costs of developing and scaling its manufacturing capability and will purchase manufactured TNF receptor-fusion protein from Genentech; for calendar year 1996, such costs totalled approximately $12.4 million.

    In March 1992, Genentech announced a collaborative agreement with HLR and Genentech established Genentech Europe Limited and its affiliates. The collaboration was intended to combine the resources of the two companies to focus on commercialization of Genentech's drug Pulmozyme. Specifically, the agreement between Genentech and HLR called for the collaborative clinical development, registration and marketing of Pulmozyme by Genentech and HLR in Western Europe. Genentech Europe Limited and its affiliates were responsible for the manufacture and supply of Pulmozyme throughout

Europe and for the marketing of the product in certain European countries. HLR provided technical support to Genentech and made milestone payments of $19 million to Genentech. The two companies shared the developmental costs and the marketing and selling effort for Pulmozyme and profits from product sales. The agreement was superseded by the License Agreement. Through December 31, 1996, Genentech received $8.3 million in payments in accordance with the profit sharing arrangement between the companies. As part of the License Agreement and in return for a royalty on product sales, Genentech has granted HLR an exclusive license to sell Pulmozyme in all countries except the United States under a common Genentech trademark.

    Genentech and Roche have also entered into a Small Molecule Screening Agreement for the screening of Roche's chemical library using certain mutually agreed Genentech assays to find lead molecules for development into small molecule therapeutics. Roche has the responsibility for supplying the chemical library to be screened. Genentech has the responsibility for supplying the assays and for undertaking the initial screening. If the screening results in the identification of a molecule of interest to one of the parties, that party shall advise the other party of its interest. The second party can then elect to proceed with the interested party and jointly develop the molecule or it can choose to let the interested party develop the molecule on its own. If a molecule is jointly developed, the parties are to share equally the cost of joint development and to agree to a plan proportioning research and development responsibilities between them based on their capability. If a product is jointly developed, both Genentech and Roche have the right to make, use and sell that product and will negotiate an allocation of the major marketing territories between them as well as appropriate royalties payable by each to the other for sales of that product in that party's marketing territory. As a general principle, the markets for each product are to be allocated on an equal basis, but Genentech is to have at least 50% of the marketing rights in North America and Roche is to have at least 50% of the marketing rights in Europe, subject to certain exceptions. After allocation of marketing rights, each party is to pay the other a royalty on sales in that party's marketing territory with the royalty to be determined by negotiation. As a general principle, the percentage royalty payable on sales by either party to the other should have equivalent royalty rates. If a product is unilaterally developed, the party unilaterally developing that product has the sole right to make, use and sell that product throughout the world and will pay the other party a royalty of 5% of sales.

    In 1994, Genentech entered into four R&D collaboration agreements with HLR and Hoffmann-La Roche, each an affiliate of Genentech (collectively, "HLR/Roche"). The four collaborations are in the areas of oral IIb/IIIa antagonists, oral IL-8 antagonists, oral LFA/ICAM antagonists, and ras farnesyltransferase inhibitors. The collaboration pursuant to the IL-8 agreement has been terminated.

    The IIbIIIa antagonists agreement and ras farnesyltransferase agreement were amended in conjunction with the License Agreement. Genentech has the sole right to use and sell these products in the United States, and Roche has the sole right to use and sell these products in all other countries. No royalties are due by either party to the other on sales of these products in each territory. Roche will reimburse Genentech for one-half of the development costs it incurs for U.S. development of these products. Each party has the option to decline to participate and share in future research and development of each of the products. In that event, the party not exercising such an option shall have worldwide rights with respect to such products and the party exercising its option shall receive at least a 5% royalty on worldwide sales.

    The LFA/ICAM agreement is in the process of being amended and expanded to include VLA-4/VCAM antagonists and anticoagulants. It is expected that, as amended, the agreement would provide that Genentech will have the sole right to sell LFA-1/ICAM antagonists and anticoagulants in the United States and retain all associated profits, and Roche will have the sole right to sell those products outside the U.S. and retain all associated profits, and that with respect to VLA-4/VCAM, Roche will have the sole right to sell those products throughout the world, will pay Genentech a royalty of 5% on such sales and will retain all associated profits. It is expected that Genentech and Roche will share equally the development costs associated with the development of LFA-1/ICAM antagonists in the United States except where those costs are allocable to or involve countries outside the U.S., and that they will share equally development costs associated with the development of anticoagulants in the United States and Europe, except where those costs are allocable to or involve countries outside the U.S. and Europe. It is expected that Roche will have the sole responsibility for all the development costs associated with the development of VLA-4/VCAM antagonists.

    Genentech and Roche have agreed that Roche will develop Genentech's anti-CD18 monoclonal antibody on a worldwide basis for the indication of hemorrhagic shock. At the end of Phase II clinical trials, Genentech will have the option to undertake the continued development of that product and to commercialize it in the United States. If Genentech exercises the option, it will reimburse Roche for the U.S. development costs Roche has incurred through the end of phase II and will be responsible for all subsequent U.S. development costs.

    In addition to the foregoing agreements, Genentech has developed a mammalian cell line for HLR to produce a molecule that HLR has developed. HLR will provide Genentech future services of an equivalent value in exchange for Genentech's development efforts.

    In October 1996, Genentech entered into a Collaborative Research Agreement with The General Hospital Corporation to conduct collaborative research with Dr. Mark Fishman of Massachusetts General Hospital ("MGH") pertaining to the discovery and identification of new genes. Dr. Fishman is the son-in-law of Dr. John T. Potts, Jr., a member of the Board of Directors of Genentech. Pursuant to the Agreement, Genentech will provide funding to support such collaborative research in Dr. Fishman's laboratories in the amount of $1.2 million per year over the twenty-six month term of the Agreement. Genentech received an option to a royalty-bearing license rights to inventions made in the course of the collaboration. Except under certain circumstances, if MGH achieves a certain research milestone, the Agreement will be extended for up to an additional three years for a dollar amount to be agreed upon at the time of the term extensions.

    Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary of FMR Corp., is the trustee of the trust fund for the Genentech's Tax Reduction Investment Plan (401(k) Plan). Amounts paid to FMTC for its services as trustee totaled $97,950 in 1996.

PERFORMANCE GRAPH

    The following chart shows a comparison of five year cumulative total stockholder return among Genentech, the Standard & Poors Drug Index, and the Standard & Poors 500 Index: (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEAR ENDED      S&P DRUG     S&P 500    GENENTECH
1991                    $100       $100         $100
1992                      80        108          116
1993                      73        118          157
1994                      85        120          141
1995                     146        165          164
1996                     183        203          166

------------------------

(1) The total return on investment (change in year end stock price plus reinvested dividends) assumes $100 invested on December 31, 1991, in Genentech, the Standard & Poors Drug Index (comprised of Eli Lilly & Company, Merck and Company, Inc., Pfizer Inc., the Schering-Plough Corporation and Pharmacia & Upjohn, Inc.), and the Standard & Poors 500 Index.

         PROPOSAL 3--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP as Genentech's independent auditors for the year ending December 31, 1997, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Genentech's financial statements since its inception in 1976. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Ernst & Young LLP as Genentech's independent auditors is not required by the Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will consider whether to retain that firm for the year ending December 31, 1997.

    The affirmative vote of the holders of a majority of the Special Common Stock and Common Stock represented at the Annual Meeting, voting together as a single class, is required for approval of this proposal, provided that a quorum is present.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                         IN FAVOR OF SUCH RATIFICATION

                                 OTHER MATTERS

    The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the Proxy will vote on such matters in accordance with their best judgment.

                 M PRINTED ON RECYCLED PAPER WITH SOY BASED INK

PROXY
                                 GENENTECH, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 10, 1997

     The undersigned hereby appoints John P. McLaughlin and Arthur D. Levinson and each of them (to act by unanimous decision if each of them shall act), as attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Callable Putable Common Stock of Genentech, Inc. ("Genentech") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genentech to be held at the Westin Hotel, 1 Old Bayshore Highway, Millbrae, California on Thursday, April 10, 1997, commencing at 10:00 a.m., local time, and at any and all continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

     YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.
                                                                  --------------
          PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND             SEE REVERSE
            RETURN IT IN THE ACCOMPANYING ENVELOPE.                      SIDE
                                                                  --------------

       PLEASE MARK
/ X /  VOTES AS IN
       THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.

1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders.
NOMINEES: Herbert W. Boyer and Linda Fayne Levinson
            FOR       WITHHELD FROM ALL
          /    /      /    /  NOMINEES

/    /_________________________________________
     For all nominees except as noted above.

2.   To approve an amendment to Genentech's 1991 Employee Stock Plan.

            FOR      AGAINST     ABSTAIN
          /    /     /    /      /    /

3. To ratify the selection of Ernst & Young, LLP as independent public accountants of Genentech for the year ending December 31, 1997.

          /    /     /    /      /    /

4. Discretionary authority on any other business that may properly come before the meeting or any continuations and adjournments thereof.

      MARK HERE                               MARK HERE
     FOR ADDRESS                             IF YOU PLAN
     CHANGE AND                               TO ATTEND
     NOTE AT LEFT  /    /                    THE MEETING  /    /

Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Signature: ________________________________________________ Date _______________

Signature: ________________________________________________ Date _______________

                                 GENENTECH, INC.

                            1991 EMPLOYEE STOCK PLAN
                (AS AMENDED AND RESTATED AS OF OCTOBER 25, 1995)

1. PURPOSE

    The purpose of this 1991 Employee Stock Plan (the "Plan") is to provide employees of Genentech, Inc. (the "Company"), and its U.S. subsidiaries designated by the Company's Board of Directors, who wish to become stockholders of the Company an opportunity to purchase (i) shares of Callable Putable Common Stock of the Company, or (ii) shares of Common Stock of the Company, to the extent shares of Callable Putable Common Stock are converted to Common Stock in accordance with the Company's Certificate of Incorporation (the shares referred to in clauses (i) and (ii) above being hereinafter referred to collectively as the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2. ELIGIBLE EMPLOYEES

    Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment of the Company on the day on which a Grant Date (as defined in Section 3 below) occurs is eligible to participate in an offering of Shares made by the Company hereunder. In addition, the Board of Directors may at any time designate one or more of the Company's U.S. subsidiary corporations (as defined in Section 425(f) of the Code) to be included in an offering of Shares under the Plan. Full-time employment shall mean employment by the Company or its designated U.S. subsidiary for:

       (a) 20 hours or more per week; and

       (b) more than five months in the calendar year.

3. GRANT DATES

    From time to time, the Board of Directors may fix a date (a "Grant Date") or a series of dates (each of which is a "Grant Date") on which the Company will grant rights to purchase Shares ("Rights") to employees eligible to participate.

4. PRICES

    The purchase price per Share for Shares covered by a grant of Rights hereunder shall be determined by the Board of Directors, but in no event shall be less than the lesser of:

       (a) eighty-five percent (85%) of the fair market value of a Share on the Grant Date on which such Right was granted; or

       (b) eighty-five percent (85%) of the fair market value of a Share on the date such Right is exercised as to that Share.

5. EXERCISE OF RIGHTS AND METHOD OF PAYMENT

       (a) Rights granted under the Plan will be exercisable on specific dates as determined by the Board of Directors.


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

       (b) The method of payment for Shares purchased upon exercise of Rights granted hereunder shall be through regular payroll deductions or by lump sum cash payment, or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions or other payments in exercise of Rights unless specifically provided for by the Board of Directors.

6. TERMS OF RIGHTS

    Rights granted hereunder shall be exercisable during a twenty-seven (27) month period or such shorter period as determined by the Board of Directors. All Rights granted to an employee shall terminate upon termination of full-time employment of the employee. Any payments received by the Company from a participating employee with respect to a Right granted hereunder and not utilized for the purchase of Shares upon exercise of such Right shall be promptly returned to such employee by the Company after termination of such Right, except that amounts that were not so utilized because such amounts were insufficient to purchase a whole Share may be applied toward the purchase of Shares pursuant to a Right subsequently granted hereunder, if any.

7. SHARES SUBJECT TO THE PLAN

    No more than three million eight hundred thousand (3,800,000) Shares may be sold pursuant to Rights granted under the Plan. Appropriate adjustments in the above figure, in the number of Shares covered by outstanding Rights granted hereunder, in the exercise price of the Rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 9 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a Right and each Right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation will include provisions for protection of the then existing Rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be made subject to Rights under the Plan. If for any reason any Right under the Plan terminates in whole or in part, Shares subject to such terminated Right may again be subject to a Right under the Plan.

8. LIMITATIONS ON GRANTS

    Anything to the contrary notwithstanding, pursuant to Section 423 of the
Code:

       (a) No employee shall be granted a Right hereunder if such employee, immediately after the Right is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent corporation (as defined in Section 425(c) of the Code) or any subsidiary corporation, in each case computed in accordance with Section 423(b)(3) of the Code.

       (b) No employee shall be granted a Right which permits his Rights to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of fair market value of such Shares (determined at the time such Right is granted) for each calendar year in which such Right is outstanding at any time, all in accordance with the provisions of Section 423(b)(8) of the Code.

9. LIMITS ON PARTICIPATION

       (a) Participation shall be limited to eligible employees who enroll under the Plan.


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

       (b) No Right granted to any participating employee shall cover more than twelve thousand (12,000) Shares.

       (c) No more than One Hundred Eighty Thousand (180,000) Shares may be purchased during any calendar quarter upon the exercise of Rights granted under the Plan; provided, however, that for those calendar quarters in which the Company pays regular annual bonuses to eligible employees, the maximum aggregate numbers of Shares which may be purchased upon the exercise of Rights shall be Two Hundred Thousand (200,000) Shares. If the aggregate purchases of Shares upon exercises of Rights granted under the Plan would exceed the applicable maximum number for a particular calendar quarter, the maximum permitted number of Shares shall be allocated to the exercising participants in proportion to the number of Shares they would otherwise purchase during such calendar quarter.

10. EMPLOYEE'S RIGHTS AS STOCKHOLDER

    No participating employee shall have any Rights as a stockholder in the Shares covered by a Right granted hereunder until such Right has been exercised, full payment has been made for the corresponding Shares and the purchase has been entered in the records of the Transfer Agent for the Shares.

11. RIGHTS NOT TRANSFERABLE

    Rights under the Plan are not assignable or transferable by a participating employee.

12. AMENDMENTS OR DISCONTINUANCE OF THE PLAN

    The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing Rights of all participating employees shall not be adversely affected thereby, except that in the case of a participating employee of a foreign branch of the Company or a designated U.S. subsidiary corporation the Plan may be varied to conform with local laws, and provided further that, subject to the provisions of Section 7 above, no such amendment to the Plan shall, without the approval of the stockholders of the Company:

       (a) Increase the total number of Shares which may be offered under the Plan;

       (b) Amend the Plan in any manner which would render Rights granted hereunder unqualified for special tax treatment under Section 421 of the Code.

13. EFFECTIVE DATE AND APPROVALS

    The Plan shall become effective as of January 1, 1991. The Company's obligation to offer, sell or deliver its Shares under the Plan is subject to the approval of the Company's stockholders and any governmental approval required in connection with the authorized issuance or sale of such Shares and is further subject to the determination by the Company that all applicable securities laws have been complied with.

14. ADMINISTRATION OF THE PLAN

    The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan. The Administrator may waive such provisions of the Plan as it deems necessary to meet special circumstances not anticipated or covered expressly by the Plan. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.


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